UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 2, 2020 (January 1, 2020)

Viewbix Inc.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-15746

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

14 Aryeh Shenkar Street, Herzliya, Israel	4672514
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: 1 (855) 879-8439

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

In connection with certain cost reduction measures that Viewbix Inc. (the “Company”) is currently exploring, on January 1, 2020, Mr. Jonathan Stefansky, the Chief Executive Officer of the Company and a member of the board of directors of the Company (the “Board”), tendered his resignation from the Board. On the same date, the Company and Mr. Stefansky reached a mutual understanding that Mr. Stefansky will step down as the Company’s Chief Executive Officer, which will enter into effect on March 1, 2020. The Company and Mr. Hillel Scheinfeld, the Company’s Chief Operating Officer, reached a similar mutual understanding and agreed Mr. Scheinfeld will step down as the Company’s Chief Operating Officer, which also will enter into effect on March 1, 2020.

Mr. Stefansky’s resignation from the Board was not due to any disagreement with the Company, the Board or the management of Viewbix on any matter relating to the Company’s operations, policies, practices or otherwise.

As a result of the vacancy left by Mr. Stefansky on the Board, on January 1, 2020, the Board resolved to appoint Mr. Amihay Hadad, the Company’s current Chief Financial Officer, as a director of the Company, effective as of such date.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

17.1	Resignation Letter of Mr. Jonathan Stefansky, dated January 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viewbix Inc.

By:	/s/ Noam Band
Name:	Noam Band
Title:	Chairman of the Board of Directors

Date: January 2, 2020